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                                                                       EXHIBIT 3


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ROYAL OLYMPIC CRUISE LINES ANNOUNCES BOARD CHANGES

PIRAEUS, GREECE, DECEMBER 26, 2003 - ROYAL OLYMPIC CRUISE LINES INC. (Nasdaq:
ROCLF) announces the resignations of Mr. Rex Harrington, Mr. Parker Quillen and Mr. John Evangelide from the Board of Directors of Royal Olympic Cruise Lines.